EXHIBIT 99.4

                                                Our ref  SGB-04CustAUPGlbl021-MP
                                                  Contact  Max Pollock 9335 8138

Mr Roger Desmarchelier
Executive Manager Securitisation
Crusade Management Limited
55 Market Street
Sydney NSW 2000


13 April 2004

Dear Roger

Agreed Upon Procedures - Crusade Global Trust No. 1 of 2002

St.George Custodial Pty Ltd required an audit to be performed in accordance with the Crusade Global Trust No. 1 of 2002 Custodian Agreement (`Custodian Agreement').

Our engagement was undertaken in accordance with the basic principles and general guidance set out in Australian Auditing Standard AUS 904 "Engagements to Perform Agreed-upon Procedures".


Procedures

In accordance with the requirements set out in Schedule 1 of the Custodian Agreement, an audit of the custodial role with respect to the Relevant Documents for Crusade Global Trust No. 1 of 2002 was performed. The following procedures were undertaken to perform the audit:


a) Through management inquiry and observation, ensured that adequate controls and procedures are in place to:

     i) segregate relevant documents from other mortgage title documents held by the Custodian; and

     ii) safeguard the relevant documents from being removed or tampered with, except with appropriate authorisation.


b) Through discussions with management, ensured that there is an appropriate security packet tracking system to identify:

     i) the relevant documents as separate and distinct from other mortgage title documents held by the custodian; and

     ii)  identify the location of the relevant documents at any time.


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(c)  A random sample of 10 security packets was selected. For each security pack in the sample we cited the following relevant documents:

     i)   Mortgage Deed;

     ii)  Certificate of Title; and

     iii) Loan application signed by the borrower, or loan contract signed by the borrower for loans originated on or after November 1996.


(d) For each security pack in the sample we traced the pack's actual storage location to the location information contained on the system.


Findings

No exceptions were noted for the procedures performed above.


Statement

Based on the results of the procedures performed in accordance with steps (a) through (d), we grade the custodial performance of St.George Custodial Pty Ltd as "Good".


Disclaimer

The foregoing procedures do not constitute an audit in accordance with Australian Auditing Standards or a review made in accordance with Australian Auditing Standard AUS 902 "Review of Financial Reports."


This letter is solely for the information of the addressee in connection with the role of St.George Custodial Pty Ltd as custodian for Crusade Global Trust No. 1 of 2002. It is not to be used, circulated, quoted or otherwise referred to, in whole or in part for any other purpose without our written consent.



Yours sincerely

/s/ Andrew Yates

Andrew Yates
Partner


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                                          Our ref  SGB04-CrusConsentPublishLtr-
                                                   L1312-JMW



The Directors
Crusade Management Limited
Level 4
4-16 Montgomery Street
Kogarah NSW 2217


13 December 2004


Dear Sirs

CRUSADE GLOBAL TRUSTS

This consent is given by KPMG concerning the submission of the 10K report to the SEC for the year ended 30 September 2004 in respect of Crusade Global Trust No.1 of 1999, Crusade Global Trust No.1 of 2001, Crusade Global Trust No.2 of 2001, Crusade Global Trust No.1 of 2002, Crusade Global Trust No.1 of 2003, Crusade Trust No.2 of 2003 and Crusade Global Trust No.1 of 2004.

KPMG consents to its custodial agreed upon procedures reports, dated 13 April 2004, in respect of the Crusade Global Trust No.1 of 1999, Crusade Global Trust No.1 of 2001, Crusade Global Trust No.2 of 2001, Crusade Global Trust No.1 of 2002, Crusade Global Trust No.1 of 2003, Crusade Trust No.2 of 2003 and Crusade Global Trust No.1 of 2004 being included in the submission of the 10K report.



Yours faithfully

/s/ John Teer

John Teer
Partner